PFF BANCORP, INC. REVISES WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE COMPUTATION OF HISTORICAL EARNINGS PER SHARE; -- SLIGHT INCREASE IN DILUTED EPS
AND SLIGHT DECREASE IN BASIC EPS

Pomona, Calif. - August 14, 2002 - PFF Bancorp, Inc. (the "Company") (NYSE: PFB) the holding company for PFF Bank & Trust today announced that it is increasing its previously released diluted earnings per share (EPS) figures for the past four years by between $.01 and $.05 per share. Basic earnings per share are being reduced by $.02 - $.17 per share. The revisions do not reflect any change in previously reported net earnings but rather corrections of computational errors in the determination of weighted average shares used to calculate diluted and basic EPS.

Diluted and basic EPS as previously reported and as restated are as follows:

Fiscal Year Ended	Diluted EPS		Basic EPS
March 31,	As Previously Reported	As Restated	As Previously Reported	As Restated
1999	$1.29	$1.30	$1.37	$1.35
2000	$2.02	$2.05	$2.20	$2.13
2001	$2.20	$2.24	$2.42	$2.32
2002	$2.69	$2.74	$3.01	$2.84

The Company's June 30, 2002 Form 10-Q, filed today reflects diluted EPS for the three months ended June 30, 2002 and 2001 of $0.68 and $0.61, respectively compared to $0.66 and $0.60 previously reported in the Company's earnings release issued on July 18, 2002. There is no change to the basic EPS figures previously reported for the three months ended June 30, 2002. For the three months ended June 30, 2002, basic EPS has been revised to $0.64 from $0.68.

The increase to diluted EPS resulted from the appropriate inclusion of the tax benefits associated with non-qualified stock options in the computation of diluted weighted average shares under the treasury stock method. The impact of these tax benefits was erroneously excluded from the previous computations of diluted weighted average shares.

The adjustments to basic weighted average shares relate to the vesting of stock awards over a five-year period following the March 1996 IPO. These shares were correctly included in the calculation of diluted EPS, but were erroneously excluded from the calculation of basic EPS over the last four fiscal years.

For more information contact Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc., 350 South. Garey Avenue, Pomona, CA 91766, 909-623-2323.